Exhibit 99.1

Sirona Announces Appointment of Gregory Leahy as General Counsel and John Sweeney as Director of Investor Relations

Long Island City, New York/Bensheim, Germany, September 7, 2006 – Sirona (Nasdaq: SIRO), one of the leading global manufacturers of high-quality dental equipment and technologies, today announced the appointment of Gregory P. Leahy as General Counsel and John Sweeney as Director of Investor Relations.

A corporate attorney with extensive international experience, Mr. Leahy most recently served as Executive Director in the legal department of the German Bank WestLB AG. Prior to WestLB AG, Mr. Leahy served as Executive Vice President, General Counsel and Secretary of a publicly traded technology services company. Mr. Leahy was in private practice prior to that time.

“With Sirona’s growth and transformation into a publicly traded company,” Jost Fischer said, “Gregory brings a wealth of experience as General Counsel and senior advisor to international companies. His legal experience and sound business judgment complements our strong senior management team.”

“The quality of Sirona’s management, talent of its people worldwide, technological leadership, and history of innovation have the company poised for continued success in the growing dental industry,” said Mr. Leahy. Mr. Leahy has a J.D. from Boston University School of Law and an A.B. from Columbia College, Columbia University.

For the past three years, Mr. Sweeney was Director of Investor Relations for Weight Watchers International, Inc. Prior to that assignment, Mr. Sweeney was an associate equity research analyst at Smith Barney. Mr. Sweeney received his M.B.A from the University of Notre Dame and is a Chartered Financial Analyst.

About Sirona Dental Systems, Inc.

Recognized as one of the world’s leading manufacturers of high quality dental equipment and technologies, Sirona (formerly Siemens Dental) has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a complete line of dental products, including the CAD/CAM restoration equipment (CEREC), digital and film-based intra-oral, panoramic and cephalometric X-ray imaging systems, dental treatment centers and handpieces. On June 20, 2006, Sirona completed its acquisition of Schick Technologies, an ISO 9001 certified company, which designs, develops, and manufactures innovative digital x-ray imaging systems for the dental markets, based on proprietary digital imaging technologies. Sirona’s worldwide headquarters are located in Bensheim, Germany, with U.S. headquarters in Long Island City, New York. Visit http://www.sirona.com for more information about Sirona and its products.

Contact information:

John Sweeney, CFA
Sirona Dental Systems, Inc.
Director of Investor Relations
+1 718 482 2184
john.sweeney@sirona.com